UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: February 23, 2016

Viggle Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(212)  231-0092
(Registrant’s Telephone Number, including Area Code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As reported on the Company’s Form 8-K filed on November 20, 2015, on November 18, 2015, DraftDay Fantasy Sports, Inc. (formerly known as Viggle Inc.) (the “Company”) received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market (“NASDAQ”) notifying the Company that the Staff has determined that the Company violated minimum stockholders’ equity requirements of Listing Rule 5550(b).  Listing Rule 5550(b) requires that companies listed on the NASDAQ Capital Market are required to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing.  The Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015 reported stockholders’ equity of $2,107,000.  In addition, the Company did not meet NASDAQ’s alternatives of market value of listed securities or net income from continuing operations.

Additionally, the Company did not timely file its Form 10-Q for the period ended December 31, 2015, as required by listing Rule 5250(c)(1).

On February 23, 2016, the Company received a letter from the Staff notifying the Company that the Staff has determined that the Company is unlikely to achieve near term compliance with the continued listing requirements or sustain such compliance over an extended period of time.

The Company intends to appeal this decision by requesting a hearing before a Nasdaq Listing Qualifications Panel to review Nasdaq's decision to delist the Company. A hearing request by the Company automatically postpones the delisting of the Company's securities pending issuance of the Panel's decision. If the Staff's determination is upheld, trading of the Company's common stock on the NASDAQ Stock Market will be suspended and the Company's securities will be removed from listing and registration on NASDAQ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGGLE INC.

Date: February 29, 2016	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President